Exhibit 99.1

Sigma Designs Announces Corporate Restructuring

Expects $45 Million in Annual Expense Reduction

MILPITAS, CA--(Marketwire – Oct. 31, 2012) - Sigma Designs® (NASDAQ: SIGM), a leading provider of System-on-Chip (SoC) solutions for home entertainment, connectivity and control, announced the beginning of a broad corporate restructuring plan with the goal of returning to profitability on a non-GAAP basis in the first quarter of the next fiscal year beginning February 3, 2013. Sigma also confirmed its revenue guidance for the third quarter provided in its earnings conference call on September 5, 2012.

The currently estimated impact of the restructuring plan is an aggregate cost savings of approximately $45 million in fiscal year 2014. Key elements of the restructuring plan include:

●	Reduction of approximately $26 million in annual labor costs through headcount reduction and other related actions;
●	Reduction in other operating expenses by approximately $14 million to be recognized across fiscal year 2014; and
●	Migration to lower cost manufacturing components and processes with estimated annual savings of approximately $5 million.

This plan would result in non-GAAP profitability on a quarterly basis assuming a quarterly revenue rate of $56 million and begin generating cash from operations at a quarterly revenue rate of $52 million. The Company expects to incur an initial restructuring charge of $1 million in the third fiscal quarter, primarily as a result of headcount reduction, and additional charges in the fourth fiscal quarter as it executes on the remainder of the restructuring plan.

“Over the last few months management has worked closely with the board of directors to conduct a thorough analysis of our global business opportunities by product line. Our top priority is establishing sustainable profitable growth. This analysis resulted in difficult decisions which are necessary to regain profitability,” said Thinh Tran, Sigma Design's chief executive officer. “Our restructuring efforts, which have already begun and which we anticipate will be completed by the end of the current fiscal year, are designed to align and scale our workforce and our other expenses with our markets, products and financial plans. We have developed a meaningful restructuring plan that is comprehensive and includes adjustments in all functional areas of our company and regions in the world,” added Mr. Tran.

Sigma expects to execute the restructuring plan in several phases, all of which it anticipates will be implemented by the end of this fiscal year. The initial phase, which consisted primarily of headcount reduction in the Company's North American operations and the implementation of expense management measures across worldwide operations, has been completed. Sigma is also investigating strategic alternatives for several research and development programs.

Mr. Tran continued, “Although we have taken and will take significant actions to reduce our expense levels, we believe our core strengths remain intact and poised to capitalize on opportunities in the major markets that we target, including IPTV and DTV, home connectivity, and home control and automation.”

The Company plans to discuss the corporate restructuring plan in more detail at its next earnings call currently scheduled for December 5, 2012.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the anticipated cost savings from the restructuring plan, the timing of the implementation of the restructuring plan, the ability of Sigma to capitalize on opportunities in its major markets, the ability of Sigma to become profitable on a non-GAAP basis and to generate cash from operations at a specified revenue rate, the amounts of the restructuring charges to be incurred by Sigma as a result of the restructuring plan and the expected range of revenue for the third quarter of fiscal 2013.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, unanticipated additional costs are incurred as a result of the restructuring plan, the anticipated efficiencies in Sigma's operations as a result of the actions to be taken as part of the restructuring plan are not as large as anticipated or do not occur, unanticipated expenses or costs that arise in the future, and other risks detailed from time to time in Sigma's SEC reports, including Sigma's quarterly report on Form 10-Q as filed with the SEC on September 10, 2012.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world's leading IPTV set-top boxes, connected televisions, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

For Sigma Designs Investor Relations Contact:

Thomas Gay, CFO

Sigma Designs

+1 (408) 262-9003

IR@sdesigns.com